SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 4, 2003

Wells Real Estate Fund IV, L.P.

(Exact Name of Registrant as Specified in Charter)

GEORGIA	0-20103	58-1915128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

Dear Wells Fund IV Investor:

Since its inception, Fund IV has achieved the following results: “A” unit holders have received a total of $6.67 in cash flow distributions per unit through March 31, 2003; “B” unit holders have been allocated $10.00 in passive tax losses per unit through December 31, 2002.

Our immediate objective for our Fund IV investors is to work diligently to position the portfolio for its orderly disposition and to then provide you with the available proceeds that result from the sale of the properties. To assist in achieving this goal, our Property Management team has determined that it is necessary to reserve distributions for Fund IV for the second quarter of 2003 and redirect the funds for the following:

•	Provide the needed capital to ready Stockbridge Village Center for sale.

•	Fund capital improvements to the Village Overlook I and Village Overlook II properties.

•	Cover the loss of income and anticipated re-leasing expenses for the IBM Jacksonville building. The lease terminated on April 30, 2003.

•	Cover the loss of income and anticipated expenses associated with capital improvements and re-leasing of the Reciprocal Building. Please note: On January 29, 2003, a receiver was appointed for the Reciprocal Group, the sole tenant occupying the Reciprocal Group Building. The Reciprocal Group subsequently notified us that it would terminate its lease and vacate the premises effective July 31, 2003.

We remain confident that funding these activities will enhance our ability to attract quality tenants and, in turn, maximize the total value of the portfolio from the sale of the properties.

While market conditions will ultimately influence the timing of the sale of the entire portfolio, we will continue to dedicate resources to moving the process forward as quickly as possible.

More detailed information regarding Fund IV activities will be provided in the Form 10-Q for the second quarter of 2003, which will be available after August 14, 2003 on line at http://www.wellsref.com. For those of you who have requested printed copies, they will be mailed on or before August 14, 2003.

We appreciate your patience. Should you have any questions, we invite you to call your Wells Client Services Specialist at 800-557-4830.

Sincerely,

Richard Scott

Vice President – Accounting and Investor Relations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IV, L.P. (Registrant)
By: WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III General Partner

Date: August 4, 2003

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